Exhibit 99.1

NEWS RELEASE

Pacific Biosciences Launches New Sequencing Platform Based on its SMRT Technology

Sequel™ System Offers Significantly Higher Throughput, Reducing Project Costs and Timelines

MENLO PARK, Calif. – September 30, 2015 – Pacific Biosciences of California, Inc., (NASDAQ:PACB) a pioneer and leader in long-read sequencing using its Single Molecule, Real-Time (SMRT®) Technology, today announced it has launched a new nucleic acid sequencing platform. The Sequel™ System provides higher throughput, more scalability, a reduced footprint and lower sequencing project costs compared to the PacBio® RS II System, while maintaining the existing benefits of the company’s SMRT Technology. Pacific Biosciences will showcase the new product at the American Society of Human Genetics annual meeting taking place in Baltimore, Maryland beginning October 6, 2015.

The core of the Sequel System is the capacity of its redesigned SMRT Cells, which contain one million zero-mode waveguides (ZMWs) at launch, compared to 150,000 ZMWs in the PacBio RS II. Active individual polymerases are immobilized within the ZMWs, providing windows to observe and record DNA sequencing in real time. With about seven times as many reads per SMRT Cell as the PacBio RS II, customers should be able to realize lower costs and shorter timelines for sequencing projects, with approximately half the up-front capital investment compared to previous technology. The Sequel System occupies a smaller footprint — less than one-third the size and weight — compared to the PacBio RS II. Since the new system is built on the company’s established SMRT Technology, most aspects of the sequencing workflow are unchanged.

Michael Hunkapiller, Ph.D., CEO of Pacific Biosciences, commented: “We are extremely proud to introduce the Sequel System, which provides access to the existing benefits of SMRT Sequencing, including long reads, high consensus accuracy, uniform coverage, and integrated methylation information – a set of core attributes first pioneered with the PacBio RS. The system’s lower price and smaller footprint represent our continued commitment to leveraging the scalability of our technology and the unique characteristics of SMRT Sequencing.  Moreover, with its lower cost of goods (approximately a quarter of that of the PacBio RS II) we expect to be able to achieve substantial gross margin improvement and move more quickly toward profitability.”

“We will continue to support our PacBio RS II customers, and we expect to introduce improvements in sample prep, sequencing chemistry, and software that will extend the performance of that system, as we have done each year since the initial commercialization of the PacBio RS in 2011 and PacBio RS II in 2013. We expect to make similar, substantial performance improvements each year for the Sequel System,” added Dr. Hunkapiller. “In addition, the Sequel architecture provides the ability to scale throughput by substantially varying the number of ZMWs on future SMRT Cells, thereby optimizing throughput and operating costs for specific applications.”

The Sequel System is designed for projects such as rapidly and cost-effectively generating high-quality, whole-genome de novo assemblies.  It can provide characterization of a wide variety of genomic variation types, including those in complex regions not accessible with short read or synthetic long-range sequencing technologies, while simultaneously revealing epigenetic information. The system can also be used to generate data for full-length transcriptomes and targeted transcripts using the company’s Iso-SeqTM protocol.  The Sequel System’s increased throughput should also facilitate applications of SMRT Technology in metagenomics and targeted gene applications for which interrogation of larger numbers of individual DNA molecules is important.

The Sequel System has been developed as part of the company’s collaboration with F. Hoffman-La Roche Ltd (Roche) to ultimately provide a nucleic acid sequencing system for use in human in vitro diagnostics. Under that agreement, Roche agreed to pay Pacific Biosciences a total of $40 million in milestone payments related to the development of the Sequel System.  The company previously reported that it has earned $20 million to date, and now expects to earn the remaining $20 million during the fourth quarter of 2015.

“We congratulate Pacific Biosciences on the launch of the Sequel instrument,” said Dan Zabrowski, Head of Roche Tissue Diagnostics and Head of Roche Sequencing Unit. “This new sequencing platform has significant advantages over existing commercial platforms, and will be used as the basis for the Roche sequencing instrument being developed initially for clinical research, followed later by an IVD instrument launch. We anticipate the initial launch in the second half of 2016.”

Pacific Biosciences expects to begin limited shipments of the Sequel System in the United States during the fourth quarter of this year and start scaling the manufacturing process for the Sequel Systems and the new SMRT Cells during early 2016. Shipments outside the U.S. are expected to commence thereafter. A portion of the initial Sequel instruments will be delivered to Roche to expand its internal assay development program. The U.S. list price for the Sequel System is $350,000. It is currently available for Research Use Only.

Pacific Biosciences will host a workshop titled “Addressing Hidden Heritability through Long Read Single Molecule, Real-Time (SMRT) Sequencing” at the ASHG conference on Wednesday, October 7, 2015 from 1-2:30 p.m. Eastern Time at the Sheraton Inner Harbor Hotel, Baltimore. The event will be hosted by Michael Hunkapiller and Jonas Korlach from Pacific Biosciences, and include talks by Richard Gibbs from Baylor College of Medicine and Richard Wilson from Washington University in St. Louis. Those attending the conference in Baltimore can register here. The company will also offer LIVE streaming and access to the recording; for more information, click here. Attendees can also visit the PacBio booth (#907).

Conference Call Information

Management will host a conference call to discuss this announcement tomorrow, October 1, 2015, at 11:00 a.m. Eastern Time. Investors may listen to the call by dialing 888.366.7247, or if outside the U.S., by dialing 707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Pacific Biosciences’ technology provides the industry’s highest consensus accuracy over the longest read lengths in combination with the ability to detect real-time kinetic information. The Sequel System, including consumables and software, provides a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the attributes of the Sequel System; future uses, performance and updates or improvements of the company’s products; the timeline for Pacific Biosciences’ potential development, scaling of manufacturing and delivery of products,  both in the United States and internationally, as well as for Roche; the potential future commercialization, pricing and gross margin of such products; the expected benefits of the company’s agreement with Roche, including the anticipated timing for Roche to release products, future milestone achievement and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

For Pacific Biosciences:

Media:Investors:
Nicole LitchfieldTrevin Rard
415.793.6468650.521.8450
nicole@bioscribe.comir@pacificbiosciences.com